UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 9, 2012

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Terex Corporation (“Terex” or the “Company”) and Ronald M. DeFeo, the Chairman, President and Chief Executive Officer of Terex, have entered into an Amended and Restated Employment and Compensation Agreement dated as of August 9, 2012 (the “DeFeo Agreement”). The DeFeo Agreement replaces the previous employment agreement between Terex and Mr. DeFeo, which was set to expire on December 31, 2012. A copy of the DeFeo Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the attached DeFeo Agreement.

Pursuant to the DeFeo Agreement, Mr. DeFeo's term of employment with Terex as Chief Executive Officer, reporting to the Board of Directors of Terex (the “Board”), extends through December 31, 2015. Under the DeFeo Agreement, Mr. DeFeo is to receive an annual base salary of $1,300,000, as well as annual bonuses during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member of the Board and, consistent with generally accepted best corporate governance standards, Chairman of the Board during the term of the DeFeo Agreement.

If Mr. DeFeo's employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo's death or disability, or by Mr. DeFeo voluntarily, Mr. DeFeo or his beneficiary is to receive, in addition to his salary and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed. If Mr. DeFeo's employment with the Company is terminated as the result of Mr. DeFeo's death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs and the immediate vesting of all time-based and performance-based (at their target value) equity and cash awards.

If Mr. DeFeo's employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such term is defined in the DeFeo Agreement), Mr. DeFeo is to receive the amount of cash equal to all compensation required to be paid to Mr. DeFeo for the then remaining term of the agreement, not to exceed the sum of (A) two (2) times Mr. DeFeo's annual base salary, (B) two (2) times the average of Mr. DeFeo's annual earned bonuses for the two calendar years preceding the date of termination and (C) a prorated portion of his bonus for the fiscal year during which such termination occurs. Mr. DeFeo will also receive (i) continuing insurance coverage generally until the earlier of December 31, 2015 or two years from termination, (ii) immediate vesting of non-performance based unvested cash and equity awards (unvested performance-based awards continue to vest in accordance with their terms), and (iii) continuation of all other benefits in effect at the time of termination generally until the earlier of December 31, 2015 or two years from termination. If Mr. DeFeo's employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason in connection with or following a Change in Control (as such term is defined in the DeFeo Agreement), Mr. DeFeo is entitled to the cash amounts set forth in (A), (B) and (C) above, the benefits described above and the immediate vesting of any unvested performance-based cash and equity awards at target.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter.

The Company has fixed the annual benefit Mr. DeFeo is entitled to receive under the Terex Corporation Supplemental Executive Retirement Plan at $1 million. Mr. DeFeo and the Company entered into a life insurance agreement in 2006 concerning the Company's payment of a life insurance policy in the face amount of $10 million. The Company has agreed to transfer the life insurance policy to Mr. DeFeo at the expiration of the life insurance agreement.

In connection with the execution of the DeFeo Agreement, Mr. DeFeo will receive a one-time grant of 100,000 time-based shares that will vest in full on December 31, 2015. In addition, over the term of the DeFeo Agreement, Mr. DeFeo will receive performance-based equity awards in the aggregate of $7.25 million and performance-based cash awards in the aggregate of $7.25 million. Both the performance-based equity and cash awards will vest in 2016 and 2017 based upon the Company's earnings per share (“EPS”) performance in 2013, 2014 and 2015 and based upon the Company's total stockholder return (“TSR”) as compared to a peer group of companies over certain pre-determined time periods. The number of shares of the performance-based equity awards will be determined based on the Company's stock price at the close of the market on the first business day of 2013, 2014 and 2015 as reported on the New York Stock Exchange, subject to adjustment as described below. During the term of the DeFeo Agreement, Mr. DeFeo shall not be eligible to receive any other long-term incentive awards.

Vesting of the EPS-based awards is contingent upon the Company's EPS performance in each of 2013, 2014 and 2015 as compared to the Company's annual budgeted EPS set by the Board in December of the preceding applicable year (the “EPS Target”). For each percentage point increase in attainment above the EPS Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will increase by 2.5%. For attainment at or above 120% of the EPS Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will be capped at 150% of the EPS Target award. For each percentage point decrease in attainment below the EPS Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will decrease by 2.5%. For attainment that is 80% of the EPS Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will be 50% of the EPS Target award. For attainment of less than 80% of the EPS Target, no shares or cash will be received by Mr. DeFeo.

Vesting of the TSR-based awards is contingent upon the Company achieving a percentile rank of 60th against a peer group of companies (the “TSR Target”) for certain pre-determined time periods. TSR measurement compares the performance of a company's stock by looking at share price appreciation (and dividends, if applicable) over the measurement period. For each percentile increase in attainment above the TSR Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will increase by 2.5%. For attainment at or above the 80th percentile, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will be capped at 150% of the TSR Target award. For each percentile decrease in attainment below the TSR Target, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will decrease by 2.5%. For attainment at the 40th percentile, the number of shares or amount of cash, as applicable, to be received by Mr. DeFeo will be 50% of the TSR Target award. For attainment below the 40th percentile, no shares or cash will be received by Mr. DeFeo.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment and Compensation Agreement, dated August 9, 2012, between Terex Corporation and Ronald M. DeFeo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2012

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel